UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013

ORGANOVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54621

Delaware	27-1488943
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6275 Nancy Ridge Dr.,

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 550-9994

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On February 5, 2013, Organovo Holdings, Inc. (the “Company”) issued a press release announcing its intention to redeem two classes of outstanding warrants. Pursuant to a Notice of Redemption mailed to the affected warrant holders (the “Holders”) on February 5, 2013, the Holders will have until 5:00 p.m. ET on March 14, 2013 to exercise their outstanding warrants at $1.00 per share. Thereafter, any warrants that remain unexercised will automatically be redeemed by the Company at a redemption price of $0.0001 per share of common stock then issuable upon exercise of the redeemed warrant.

In the press release, the Company incorrectly estimated that approximately 2.9 million warrant shares were affected by the Notice of Redemption. The Company now estimates that approximately 2.4 million warrant shares are affected by the Notice of Redemption. As a result, if all warrant holders elect to exercise their warrants prior to the redemption date, approximately $2.4 million of additional equity capital will be raised by the Company without any increase to its fully diluted shares. If none of the warrant holders exercise their warrants prior to the redemption date the Company will redeem and cancel all affected warrants at an aggregate cost of approximately $243. Following the warrant redemption, warrants to purchase approximately 5.0 million shares will remain outstanding and are not affected by the redemption notice. These warrants were issued to the placement agent during the 2011 and 2012 private placement financings and to investors participating in a bridge financing the Company completed in November 2011.

The full text of the Company’s corrected press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed as part of this report:

Exhibit No.	Description

99.1	Corrected Press Release, dated February 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANOVO HOLDINGS, INC.

Date: February 5, 2013	/s/ Barry Michaels
Barry Michaels
Chief Financial Officer

Exhibits

Exhibit No.	Description

99.1	Corrected Press Release, dated February 5, 2013.